Exhibit 2.1
AMENDMENT NO. 2 TO
 AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of May 4, 2017, is made by and among CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank ("Parent"), PRIVATEBANCORP, INC., a Delaware corporation ("Company"), and CIBC HOLDCO INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Holdco").
W I T N E S S E T H:
WHEREAS, Parent, Company and Holdco are parties to that certain Agreement and Plan of Merger, dated as of June 29, 2016, which was amended pursuant to that certain Amendment No. 1 to the Agreement and Plan of Merger ("Amendment No. 1"), dated as of March 30, 2017, by and among the parties hereto (such Agreement and Plan of Merger, as amended pursuant to Amendment No. 1, the "Merger Agreement");
WHEREAS, Parent, Company and Holdco desire to amend certain terms of the Merger Agreement as set forth herein;
WHEREAS, Section 9.2 of the Merger Agreement provides that any amendment to the Merger Agreement must be made by an instrument in writing specifically designated as an amendment to the Merger Agreement signed on behalf of the parties hereto; and
WHEREAS, the respective boards of directors of the parties hereto have authorized the amendments set forth in this Amendment.
NOW THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, Parent, Company and Holdco agree as follows:
SECTION 1.     Definitions.  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
SECTION 2.     Amendments to Merger Agreement.  Clauses (i) and (ii) of Section 1.5(a) of the Merger Agreement are hereby amended by deleting such clauses in their entirety and replacing them with the following:
"(i) 0.4176 common shares (the "Exchange Ratio") of Parent (the "Parent Common Shares") and (ii) $27.20 in cash (the "Per Share Cash Consideration") (the consideration described in clauses (i) and (ii), the "Merger Consideration")."
SECTION 3.     Representations of the Parties.
3.1 Company has full corporate power and authority to execute and deliver this Amendment.  The execution and delivery of this Amendment and the consummation of the Merger has been duly and validly approved by the Board of Directors of Company.  This Amendment has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

3.2 Each of Parent and Holdco has full corporate power and authority to execute and deliver this Amendment.  The execution and delivery of this Amendment and the consummation of the Merger has been duly and validly approved by the Board of Directors of each of Parent and Holdco.  This Amendment has been duly and validly executed and delivered by each of Parent and Holdco and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of each of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
SECTION 4.     Merger Agreement.  Except as and to the extent modified by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement shall remain in full force and effect, in all respects.
SECTION 5.     References.  All references to the Merger Agreement (including "this Agreement," "hereunder," "hereof," "hereby" or words of similar import) shall refer to the Merger Agreement, as amended by this Amendment.  References in the Merger Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule to "the date hereof," "the date of this Agreement" and words of similar import shall in all instances continue to refer to June 29, 2016.
SECTION 6.     Miscellaneous.  Article IX of the Merger Agreement shall apply to this Amendment mutatis mutandis and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto authorized as of the date first above written.
                                                                                                  CANADIAN IMPERIAL BANK OF
                          COMMERCE
                          By:   /s/ VICTOR G. DODIG
                              Name:  Victor G. Dodig
                              Title:    President and Chief Executive Officer
                          By:   /s/ MICHAEL G. CAPATIDES
                              Name:  Michael G. Capatides
                              Title:    Senior Executive Vice President,
                               Chief Administrative Officer,
                            General Counsel
                          PRIVATEBANCORP, INC.
                          By:   /s/ LARRY D. RICHMAN
                              Name:  Larry D. Richman
                              Title:    President & Chief Executive Officer
                          CIBC HOLDCO INC.
                          By:   /s/ MICHAEL G. CAPATIDES
                              Name:  Michael G. Capatides
                              Title:    Director